UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 3, 2005

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021
(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134
(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of October 3, 2005, the Board of Directors of WCI Communities, Inc. (“WCI”), pursuant to a unanimous written consent and upon the recommendation of its Executive Compensation Committee, adopted a Director Compensation Strategy Statement and new compensation structure for its non-employee directors.

Compensation Structure:

The new compensation structure for non-employee directors (“Directors”) consists of an annual cash retainer for board service, paid quarterly, annual committee chair retainers, Board and committee meeting fees and commencing in 2006, quarterly grants of WCI common stock (“Shares”), stock appreciation rights paid in Shares (“SAR’s”) and/or of restricted stock units (“RSU’s”), as elected by each director, and mandatory stock ownership guidelines.

Under the new compensation structure, Directors will receive the following:

Annual Board Retainer: The Annual Board Retainer (“Cash Retainer”) shall be $40,000, paid quarterly.

Board Meeting Fees: Board Meeting Fees shall be $2,000 per in-person meeting and $1,000 per telephonic meeting. If a Director is unable to attend an in-person meeting and participates by telephone, his/her fee for such participation shall be $1,000.

Committee Meeting Fees: In-person Committee Meeting Fees shall be $1,500 per meeting and telephonic meetings shall be $1,000 per meeting. If a Committee member is unable to attend an in-person meeting and participates by telephone, his/her fee for such participation shall be $1,000.

Annual Committee Chair Retainers: The Annual Committee Chair Retainers (“Committee Chair Retainer”) shall be as set forth below and will be paid quarterly.

Audit Committee	$10,000/year
Executive Compensation Committee	$5,000/year
Nominating/Corporate Governance Committee	$5,000/year

Annual Elections for Payment of Cash Remuneration: Directors shall be given the opportunity to make an annual election in writing prior to the start of each calendar year to receive, in lieu of cash, their Cash Retainer, Committee Chair Retainer, Board Meeting Fees and Committee Meeting Fees in the form of (and equivalent value of) Shares, RSU’s and/or SAR’s (“Stock Payment”), in any combination thereof. The term for the exercise of SAR’s will be ten (10) years unless otherwise terminated as provided in the grant agreement governing the SAR’s.

Payment of Fees/Shares: If a Director elects a Stock Payment in lieu of his/her Cash Retainer or Committee Chair Retainer, such Stock Payment will be issued on or about the 10th day of the first month of the calendar quarter and at the same time that such Cash Retainer and Committee Chair Retainer is to be paid. If a Director elects a Stock Payment in lieu of a Board Meeting Fee or a

Committee Meeting Fee, the Stock Payment to be made in lieu of cash for such a meeting will be valued on the date of the meeting for which the Meeting or Committee Fee is due, and issued within ten (10) days of the meeting date. All Stock Payments shall be immediately vested.

For the balance of the year 2005 only, all Directors are required to receive their Cash Retainers, Committee Meeting Fees and Committee Chair Retainers in cash unless such payments were deferred by any such director on his/her 2005 Fee Election Form.

Equity Award

Each Director is entitled to receive an annual equity award and the targeted value of the equity award is $80,000 per year for each Director, paid on or about the 10th day of the first month of each calendar quarter, and will be provided in the form of Shares, SAR’s and/or RSU’s, at each Director’s election. All Shares, SAR’s and RSU’s granted as equity awards shall vest immediately.

The number of Shares or RSU’s to be awarded shall be determined by dividing the dollar award value by the grant date stock price; and the number of SAR’s to be granted shall be determined by multiplying the dollar award value by 100/43 (2.325) and then dividing by the grant date stock price.

In the event a Director fails to participate in at least 75% of all Board and Committee meetings in a calendar year (with respect to those Committees on which he/she serves) that Director will not receive the next following quarterly equity award.

For the balance of 2005 only, each Director shall be paid his/her pro-rated quarterly equity award in the amount of $10,000 in the form of a stock option, which shall vest immediately and shall be exercisable for ten (10) years, unless otherwise terminated as provided in the grant agreement governing the stock option.

Mandatory Stock Ownership

The mandatory stock ownership requirement for all Directors provides that each non-employee Director own on December 31, 2010, and each December 31st thereafter, WCI common stock in the amount of the lesser of: (a) the value of five (5) times the Annual Board Retainer i.e., $200,000; or (b) a fixed number shares of Company common stock determined by multiplying the Annual Board Retainer by five (5) and then dividing that dollar amount by the then fair market value of one share of WCI common stock on December 31st of that year; it is expected that each non-employee Director will progress to this level of stock ownership at the rate of one-times the Annual Board Retainer for each year of Board service beginning on and after January 1, 2006.

Any Director elected to the Board after October 3, 2005 will have five (5) years from the date of such election within which to meet the stock ownership requirement.

No later than December 31, 2010, and annually thereafter, each Director will provide a statement acknowledging compliance with such stock ownership requirement. Any Director elected to the Board after October 3, 2005 will not be required to provide the first such compliance statement to the Company until December 31st of the fifth year after his/her election to the Board, after which such Director will provide a statement each year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

By:	/s/ James D. Cullen
Name:	James D. Cullen
Title:	Vice President

Date: October 7, 2005